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                                                                     EXHIBIT 8.1


                     [Letterhead of Wolf & Company, P.C.]


April 24, 2000


Board of Trustees
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, MA  01201

Board of Directors
Berkshire Bancorp
24 North Street
Pittsfield, MA  01201

Ladies and Gentlemen:

This letter constitutes our opinion as to the state income tax consequences of the proposed conversion of Berkshire Bancorp, (the "Mutual Holding Company" or "MHC") of Berkshire Bank (the "Bank"), into Berkshire Hills Bancorp, Inc. a stock holding company followed by the acquisition of the Bank's capital stock by Berkshire Hills Bancorp, Inc. (the "Holding Company" or "Company"), a Delaware corporation, pursuant to the plan of conversion (the "Conversion").

The opinions contained herein are based solely on the FACTS and REPRESENTATIONS stated herein. All Section references are to the Internal Revenue Code of 1986, as amended (the "Code") and Massachusetts General Laws ("MGL") as in effect as of the date of this opinion. If any of the FACTS and REPRESENTATIONS is not correct or complete, it is imperative that we be informed in writing as this could have a material adverse effect on our opinion.

                              STATEMENT OF FACTS
                              ------------------

Berkshire Bancorp is a Massachusetts chartered mutual holding company and has no stock or stockholders. Berkshire Bank is a stock savings bank all the stock of which is owned by Berkshire Bancorp. The proprietary interest in the reserves and undivided profits of the Bank belong to the deposit account holders of the Bank, hereinafter sometimes referred to as "depositors". A depositor of the Bank has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Bank is ever liquidated. In addition, a depositor of the Bank is entitled to interest on his account balance as fixed and paid by the Bank.


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Holding Company is a Delaware corporation recently organized by the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. Holding Company will have authorized capital stock consisting of 26 million shares of common stock ("Common Stock") and 1 million shares of preferred stock. Only Common Stock will be issued in connection with the Conversion. Holding Company will acquire the stock of the Bank in exchange for the greater of that portion of the net proceeds of the Offerings sufficient to increase the Bank's tangible capital to 10% of its total adjusted assets or 50% of the net proceeds from the Offerings.

                         DESCRIPTION OF THE CONVERSION
                         -----------------------------

In order to provide organizational and economic strength to the Bank, the Board of Directors has adopted a plan of conversion, as amended, (the "Plan of Conversion") whereby the Berkshire Bancorp will merge with and into Berkshire Bank (the "MHC Merger"). In connection with the merger, shares of Berkshire Bank common stock previously held by Berkshire Bancorp will be cancelled. Berkshire Hills Bancorp Inc. will then contribute 50% of the net offering proceeds to Berkshire Bank in exchange for its common stock. In connection with the Conversion, the Holding Company will issue shares of its $0.01 par value Common Stock in Subscription and Direct Community Offerings. It is anticipated that all such shares of Common Stock not subscribed for in the Subscription and Direct Community Offerings will be offered to the general public in a Syndicated Community Offering.

The aggregate sales price of the Common Stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma value of the Common Stock of the Converted Bank. The Conversion and sale of the Common Stock will be accomplished pursuant to the rules and regulations and will be subject to the approval of the Commissioner of the Massachusetts Division of Banks.

In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) depositors whose accounts in the Bank totaled $50 or more on September 30, 1998 ("Eligible Account Holders"); (2) depositors whose accounts in the Bank totaled $50 or more on September 30, 1999 ("Supplemental Eligible Account Holders"); (3) the Employee Plans, including the ESOP; and (4) trustees, directors, officers, and employees who do not otherwise qualify as Eligible Account Holders or Supplemental Eligible Account Holders. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion.


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                                REPRESENTATIONS
                                ---------------


Berkshire Bank has received an opinion from Muldoon, Murphy & Faucette LLP, Washington, D.C., that addresses the material federal income tax consequences of the conversion. The opinion, which relies upon standard factual representations given by Berkshire Bank, concludes, as follows:

     1. The MHC Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(1)(A) of the Code.)

     2. The exchange, as a result of the MHC Merger, of the equity interests of the Eligible and the Supplemental Eligible Account Holders in the Mutual Holding Company for interests in the Liquidation Account established by the Bank in the MHC Merger will satisfy the continuity of interest requirements of Section 1.368-1(b) of the Treasury Regulations (of Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)

     3. Neither the Mutual Holding Company nor the Bank will recognize any gain or loss as a result of the MHC Merger or upon the transfer of the MHC's assets to the Bank in exchange for an interest in the Liquidation Account established in the Bank for the benefit of the Eligible and Supplemental Eligible Account Holders who remain depositors of the Bank. (Section 361 of the Code.)

     4. No gain or loss will be recognized by the Bank as a result of the MHC Merger or upon the receipt of the assets of the MHC in the MHC Merger in exchange for the transfer to the Eligible and Supplemental Eligible Account Holders of an interest in the Liquidation Account. (Section 1032(a) of the Code.)

     5. The basis of the assets of the MHC to be received by the Bank will be the same as the basis of such assets in the hands of the MHC immediately prior to the transfer. (Section 362(b) of the Code.)

     6. The holding period of the assets of the MHC to be received by the Bank will include the holding period of those assets in the hands of the MHC. (Section 1223(2) of the Code.)

     7. The Eligible or Supplemental Eligible Account Holders will recognize no gain or loss as a result of the MHC Merger or upon the receipt of Deposit Accounts and interests in the Liquidation Account in the Bank in exchange for their Deposit Accounts in the Bank and liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code.)

     8. The Holding Company will recognize no gain or loss upon the receipt of cash in the Offerings in exchange for shares of Holding Company Common Stock. (Section 1032 of the Code.)


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     9.  The Holding Company will recognize no gain or loss upon the transfer of the Contributed Offering Proceeds to the Bank in exchange for common stock of the Bank. (Section 351(a) of the Code.)

     10. The Bank will recognize no gain or loss upon the receipt of the Contributed Offering Proceeds from the Holding Company in exchange for common stock of the Bank. (Section 1032 of the Code.)

     11. No gain or loss will be recognized by the Holding Company, or by the Eligible or Supplemental Eligible Account Holders or other persons described in the Plan who will receive Subscription Rights, as a result of the distribution to the Eligible and Supplemental Eligible Account Holders and such other persons of Subscription Rights relating to Holding Company Common Stock. Eligible or Supplemental Eligible Account Holders and other recipients of Subscription Rights will not recognize gain or loss as a result of the exercise of such Subscription Rights to purchase shares of Holding Company Common Stock, provided that the amount to be paid for the Holding Company Common Stock is equal to the fair market value of the Holding Company Common Stock. The basis of the Holding Company Common Stock to the Holding Company's stockholders will be the purchase price thereof plus the basis, if any, of the Subscription Rights (which, as described below, we assumed is zero).


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                                  DISCUSSION
                                  ----------

Financial Institution Excise Tax

Bank is a Massachusetts stock savings bank subject to the Massachusetts Financial Institution excise tax under MGL chapter 63, sections 1, 2, 2A, and
7. Holding Company will be a Delaware chartered corporation subject to Massachusetts excise tax under MGL chapter 63, section 39 or the excise imposed under MGL chapter 63, section 38B(b) if Holding Company is classified as a security corporation pursuant to that section. ESOP Loan Subsidiary will be a Massachusetts domestic corporation subject to the Massachusetts Financial Institution excise tax under MGL chapter 63, sections 1, 2, 2A and 7 whose purpose is to loan money to the ESOP to enable the ESOP to purchase stock.

The Massachusetts Financial Institution excise tax provides that banks and certain corporations are taxed on net income as defined in MGL chapter 63, section 1, which provides that net income is equal to "gross income other than ninety-five percent of dividends received in any taxable year beginning on or after January first, nineteen hundred and ninety-nine from or on account of the ownership of any class of stock if the financial institution owns fifteen percent or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. For taxable years beginning on or after January first, nineteen hundred and ninety-nine, the provisions of section 291 of said Code shall not apply; and the provisions of section 171(a)(2) and 265 of said Code shall only apply to the extent that the income to which the deductions relate is excludable from gross income. Deductions with respect to the following items, however, shall not be allowed except as otherwise provided:

     (a) dividends received, except as otherwise provided;

     (b) losses sustained in other taxable years; or

     (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state."

Pursuant MGL chapter 63, section 1 for taxable years beginning on or after January 1, 1995 gross income "is defined under the provisions of the federal Internal Revenue Code, as amended and in effect for the taxable year, plus the interest from bonds, notes and evidences of indebtedness of any state, including the Commonwealth". Accordingly, a transaction that is non-taxable for federal income tax purposes because it qualities as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the federal Internal Revenue Code would also be non-taxable for Massachusetts Financial Institution excise tax purposes by reason of the fact that the federal treatment is controlling for Massachusetts purposes.


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Although there is no case law nor regulations, announcements, or letter rulings issued by the Department of Revenue ("DOR") since the adoption of the revised definition of gross income, the DOR has issued numerous letter rulings regarding reorganizations under pre-1995 law. In several letter rulings, the DOR has ruled that no gain or loss should be recognized on transactions which qualify as reorganizations under Code section 368(a)./1/ Other letter rulings have held no Massachusetts gross income or loss resulted from the conversion of a mutual savings or cooperative bank to a stock savings or cooperative bank./2/

The letter rulings relating to the conversion from mutual to stock form of doing business specifically address the issue of whether the issuance of stock, under
Section 1032 of the Code, creates income to the issuer. In all of the rulings, the DOR stated that no gain or loss should be recognized on the receipt of money in exchange for shares of common stock./3/

Accordingly, no gain should be recognized by either Holding Company upon issuance of its shares to the public or by Bank upon issuance of its shares to Holding Company.

While the above rulings apply to pre-1995 tax law, the statutory definition of gross income under pre-1995 tax law was very broad to include gross income from all sources. Accordingly, the conclusions reached by these rulings would provide weight to our conclusion that a non-taxable transaction for federal income tax purposes would also be non-taxable for Massachusetts Financial Institution excise tax purposes.

Corporate Excise Tax

It is the intent of management of Holding Company to obtain classification as a Massachusetts Security Corporation under Massachusetts Chapter 63, Section 38B(b) for Massachusetts excise tax purposes. One of the requirements for obtaining classification as a Massachusetts Security Corporation is that the company be engaged "exclusively in buying. selling, dealing in, or holding securities its own behalf and not as a broker."/4/


--------------------
/1/ Massachusetts Letter Rulings 82-5, 83-53, 85-3, and 85-63.

/2/ Massachusetts Letter Rulings 84-11, 83-61 and 83-53.

/3/ Ibid.

/4/ MGL Chapter 63, Section 38(B).


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Holding Company has been authorized to loan money to the ESOP plan to be used for the purchase of Holding Company stock. The lending of money is an impermissible activity for Massachusetts Security Corporations/5/ and would result in disqualification as a Massachusetts Security Corporation. Such disqualification could result in additional income taxes being incurred by Holding Company.

Management has represented to us that if it becomes necessary for the Holding Company to loan money to the ESOP plan, the Holding Company will create a newly formed subsidiary, ESOP Loan Subsidiary. ESOP Loan Subsidiary will then loan the money to the ESOP plan.

Massachusetts Letter Rulings 88-13 and 91-3 addressed the issues of whether bank holding companies and other corporations, respectively, were allowed to own wholly-owned subsidiaries and what their permissible activities would be. In both rulings, and particularly in the case of bank holding companies, corporations were given fairly broad powers to manage the investment in their wholly-owned subsidiaries provided they did not actually conduct a trade or business themselves.

Provided ESOP Loan Subsidiary is created in such a manner that the business of ESOP Loan Subsidiary can be managed by ESOP Loan Subsidiary and is not managed by Holding Company, the formation of ESOP Loan Subsidiary followed by the lending of money from ESOP Loan Subsidiary, to the ESOP plan should not violate the requirements necessary to obtain and retain Massachusetts Security Corporation classification status for Holding Company.

                                    OPINION
                                    -------

Accordingly, based upon the facts and representations stated herein, it is the opinion of Wolf and Company, P.C. regarding the Massachusetts income tax effect of the planned reorganization that:

     1.) Provided the merger of Berkshire Bancorp with and into Berkshire Bank constitutes a tax-free reorganization with the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, the Conversion will also qualify as a tax-free reorganization for Massachusetts excise tax purposes (Massachusetts Letter Rulings 84-11, 83-53 and 83-61).

     2.) No gain or loss shall be recognized by the Berkshire Bank or the Holding Company on the receipt by the Berkshire Bank of money from the Holding Company in exchange for shares of the Berkshire Bank's capital stock, or by the Holding Company upon the receipt of money from the sale of its Common Stock (Massachusetts Letter Ruling 87-11, Section 1032(a) of the Code).


--------------------
/5/ Massachusetts Directive 86-35.


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     3.)  The basis of the assets of the Berkshire Bancorp in the hands of the
          Berkshire Bank shall be the same as the basis of such assets in the hands of the Berkshire Bancorp immediately prior to the Conversion (Massachusetts Letter Ruling 84-11, Section 362(b) of the Code).

     4.) The holding period of the assets of the Berkshire Bancorp in the hands of the Berkshire Bank shall include the period during which Berkshire Bancorp held the assets (Section 1223(2) of the Code and Massachusetts Letter Ruling 84-11).

     5.) No gain or loss will be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders on the constructive issuance to them of withdrawable deposit accounts plus interests in the liquidation account of Berkshire Bank in exchange for their deposit accounts in Berkshire Bank and liquidation interests in Berkshire Bancorp. (Massachusetts Letter Ruling 84-11 and Section 354(a) of the Code).

     6.) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders and other persons described in the Plan upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a) and Massachusetts Letter Ruling 84-11). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders and other persons described in the Plan on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) and Massachusetts Letter Ruling 84-11). Eligible Account Holders and Supplemental Eligible Account Holders and other persons described in the Plan will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Massachusetts Letter Ruling 84-11).

     7.) The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the fair market values, if any, of nontransferable subscription rights (Section 1012 of the Code and Massachusetts Letter Rulings 84-11 and 83-61). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account


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          Holders and Supplemental Eligible Account Holders and other persons described in the Plan will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code and Massachusetts Letter Ruling 84-11 and 83-61).

     8.) Under MGL Chapter 63, Sections 1, 2 and 7, Berkshire Bank will be treated as the same savings bank and as if the Conversion had not occurred (Massachusetts Letter Ruling 84-11). Accordingly:

          a.) the part of the current taxable year of the Berkshire Bank before the Conversion and the part of the current taxable year of the Berkshire Bank after the Conversion will constitute a single taxable year of Berkshire Bank;

          b.) Berkshire Bank will succeed to and take into account the net operating income of Berkshire Bank as of the date of the Conversion; and

          c.) for the current taxable year, the Berkshire Bank may claim as a credit any estimated tax under MGL Chapter 63, Section 2 paid by Berkshire Bank prior to the Conversion.

     9.) The lending of money from ESOP Loan Subsidiary to the ESOP plan will not prevent Holding Company from qualifying as a Massachusetts Security Corporation provided that Holding Company does not conduct any other activities deemed impermissible under MGL Chapter 63,
          Section 38B, and the various regulations, announcements and letter rulings issued by the Department of Revenue.

Our opinion under paragraph (6) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and (7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, and Supplemental Eligible Account Holders have a fair market value of zero. We understand that you have received an opinion of FinPro, Inc. that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Converted Bank may be taxable on the distribution of the subscription rights.


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Our opinion assumes that the Conversion qualifies under Code Section 368(a) as a tax free reorganization. We understand that the federal tax opinion is being rendered by Muldoon, Murphy & Faucette, Attorneys at Law. We express no view regarding whether the Conversion qualifies as a tax free reorganization under the Code.

                                  CONCLUSION
                                  ----------

THE OPINIONS CONTAINED HEREIN ARE RENDERED ONLY WITH RESPECT TO THE SPECIFIC MATTERS DISCUSSED HEREIN AND WE EXPRESS NO OPINION WITH RESPECT TO ANY OTHER LEGAL, FEDERAL, STATE, OR LOCAL TAX ASPECT OF THESE TRANSACTION. THIS OPINION IS NOT BINDING UPON ANY TAX AUTHORITY INCLUDING THE MASSACHUSETTS DEPARTMENT OF REVENUE OR ANY COURT AND NO ASSURANCE CAN BE GIVEN THAT A POSITION CONTRARY TO THAT EXPRESSED HEREIN WILL NOT BE ASSERTED BY A TAX AUTHORITY.

IN RENDERING OUR OPINIONS WE ARE RELYING UPON THE RELEVANT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, MASSACHUSETTS GENERAL LAWS AND THE REGULATIONS, JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL AS OF THE DATE OF THIS LETTER.

HOWEVER, ALL OF THE FOREGOING AUTHORITIES ARE SUBJECT TO CHANGE OR MODIFICATION WHICH CAN BE RETROACTIVE IN EFFECT AND, THEREFORE, COULD ALSO AFFECT OUR OPINIONS. WE UNDERTAKE NO RESPONSIBILITY TO UPDATE OUR OPINION FOR ANY SUBSEQUENT CHANGE OR MODIFICATION.

Very truly yours,
/s/ Wolf and Company, P.C.
Wolf and Company, P.C.